Exhibit 99.2

Castellum, Inc. Announces Closing of Public Offering

Potomac, Md., October 17, 2022 – Castellum, Inc. (NYSE: CTM) (“Castellum”, or the “Company”), a cybersecurity, electronic warfare, and IT services company, today announced the closing of its public offering of 1,500,000 shares of common stock consisting of 1,350,000 shares sold by the Company and 150,000 shares sold by certain selling stockholders, at a public offering price of $2.00 per share. In addition, Castellum has granted the underwriters a 45-day option to purchase an additional 225,000 shares of common stock. The shares began trading on the NYSE American Exchange under the ticker symbol “CTM” on October 13, 2022.

EF Hutton, division of Benchmark Investments, LLC, acted as sole book-running manager for the offering.

The Company’s registration statement on Form S-1 (File No. 333-267249) relating to the offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 12, 2022. A final prospectus relating to the offering was filed with the SEC on October 14, 2022 and is available on the SEC's website at www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained from EF Hutton, division of Benchmark Investments, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in the offering in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Castellum, Inc.

Castellum, Inc. (NYSE: CTM) is a technology service and solutions company executing strategic acquisitions in Cyber Security, Information Technology, Information Warfare, Electronic Warfare, Systems Engineering, Software Engineering, and Software Development. For more information visit our website at https://castellumus.com/.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning the Company’s future events or future performance. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should carefully review various risks and uncertainties identified in this release and matters disclosed at www.otcmarkets.com. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.

For further information, please contact:

Mark Fuller, President & CEO

info@castellumus.com

301-961-4895